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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

        This Employment Agreement (the "Agreement") is entered into as of September 1, 1999 between Fitzgeralds Gaming Corporation, a Nevada corporation (the "Company") and Paul H. Manske, an individual ("Executive").

                             PRELIMINARY STATEMENTS

        The Company is in the business of owning and operating casino hotel resorts (the "Company Business"). Executive is currently employed by the Company as Senior Vice President of Marketing of the Company.

        The Company desires to retain the services of Executive, and Executive desires to be so retained, on the terms and conditions herein contained.

                                    AGREEMENT

        In consideration of the various covenants and agreements hereinafter set forth, the parties hereto agree as follows:

        1. Term of Employment. The Company hereby employs Executive and Executive accepts such employment commencing on the date of this Agreement (the "Commencement Date") and terminating on the third anniversary of the Commencement Date, unless sooner terminated as hereinafter provided; provided, however, that the term of this Agreement may be extended for successive one (1) year terms upon the mutual agreement of the parties hereto.

        2. Services to be Rendered.

                2.1. Duties. Executive shall be employed to serve in the capacity of Executive Vice President of Marketing of the Company, with the duties and powers customarily associated with such position. Executive shall also perform such other duties pertaining to the Company business as the President of the Company may from time to time direct, provided such duties are consistent with the role of Executive Vice President of Marketing of an entity of similar size and nature. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with the Company (an "affiliate") without any additional salary or compensation except as expressly set forth in this Agreement, if so requested by the Board, provided that any such appointment will not materially increase the scope of Executive's duties in effect as of the date of this Agreement.

                2.2. Exclusive Services. Executive shall at all times faithfully, industriously and to the best of his ability, experience and talents perform to the satisfaction of the President all of the duties that may be assigned to him hereunder and shall devote such time to the performance of these duties as may be necessary therefor. Executive shall be available to perform the duties assigned to him pursuant to this Agreement; provided, however, that Executive may devote time to charitable or civic activities or his personal investments, to the extent that the same do not materially interfere with his time and attention to the affairs of the Company.


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        3. Compensation and Benefits. The Company shall pay the compensation and benefits expressly set forth in this Agreement to Executive during the term of this Agreement and Executive shall accept such compensation and benefits as payment in full for all services rendered by Executive to or for the benefit of the Company.

                3.1. Base Salary. Beginning on September 1, 1999, Executive shall be entitled to a base salary (the "Base Salary") of $275,000 per annum (the amount of the superseded contract) which shall be adjusted to $250,000 per annum effective January 1, 2000. The Base Salary shall increase by a minimum of five percent (5%) on the first day of September of each year during the term of this Agreement. The exact increase in the Base Salary shall be recommended by the President and approved by the compensation committee, if any, appointed by the Board. The Base Salary shall accrue in equal monthly installments in arrears and shall be payable in accordance with the payroll practices of the Company in effect from time to time.

                3.2. Discretionary Bonus. In addition to the Base Salary, Executive shall be entitled to such bonus compensation as Executive may be awarded, from time to time, by the Board or by a compensation committee, if any, appointed by the Board.

                3.3. Term and Group Life Insurance. The Company shall pay all premiums due and payable with respect to a $500,000 term life insurance policy and a $100,000 group life insurance policy, in each case for the benefit of Executive or his designees.

                3.4. Expenses. The Company shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with the Company Business and the performance of his duties pursuant to this Agreement, subject to such policies as the President may from time to time establish.

                3.5 State Income Taxes. In the event that travel incurred in the rendering of services by the Executive should result in the Executive incurring a state income tax liability, the Company agrees to reimburse the Executive for such state income tax liability, including penalties and interest and for the cost of preparing such state income tax returns. The Company's responsibility for the aforementioned state tax liability will not be extinguished with the termination of the Employee Agreement.

                3.6. Vacation. Executive shall be entitled to paid vacation to be taken at a time or times which will not materially interfere with his duties as set forth in this Agreement. Unused vacation shall be paid to the Executive upon the termination of this Agreement.

                3.7. Benefits. Executive shall be entitled to participate in the Company's hospitalization, Executive Medical, group health and disability benefit plans and all pension plans, profit-sharing plans, savings plans, deferred compensation plans, stock option plans, health and accident plans and other benefits and plans as the Company provides to its senior executives to the extent such plans are established by the Company and to the extent that Executive is eligible to participate in such plans

                3.8. Withholding and Other Deductions. All compensation payable to Executive


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hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

                3.9. Retention and Severance Program. Notwithstanding anything contained in this Agreement to the contrary, Executive shall be entitled to all benefits contained in the Company's Retention and Severance Program at such time as such Retention and Severance Program is adopted by the Board. In the event of any inconsistency between this Agreement and the Retention and Severance Program, the document containing the terms and conditions which are more favorable to Executive with respect to the issue in question, in Executive's sole discretion, shall supersede and control.

        4. Representations and Warranties of Executive. Executive represents and warrants to the Company that (i) Executive is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder and (ii) Executive is under no physical or mental disability that would hinder the performance of his duties under this Agreement.

        5. Certain Covenants.

                5.1. Noncompetition. From and after the Commencement Date and until the expiration or earlier termination of this Agreement (such period, the "Restricted Period"), Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in a business in direct competition with the Company, in any county, city or part thereof in which the Company or any affiliate of the Company owns, operates, or manages a facility or establishment engaged in the Company Business at any time during the term of this Agreement; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (i) is not a controlling person of, or a member of a group which controls, such entity; or
(ii) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity. The determination as to whether Executive has violated this Section 5.1 shall be made in good faith by the Board.

                5.2. Trade Secrets. During the term of this Agreement and thereafter, Executive shall hold in a fiduciary capacity for the benefit of the Company or its affiliates, and their respective businesses, all secret or confidential information of the Company which shall not be public knowledge.

                5.3. Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 5 (the "Restrictive Covenants"), the Company shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, all without the need to post a bond or any other security or to prove any amount of actual damage or that money damages would not provide an adequate remedy, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide adequate remedy to the Company.


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                5.4. Severability of Covenants/Blue Penciling. If any court determines that any of the Restrictive Covenants, or any part thereof; is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof; are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

                5.5. Enforceability in Jurisdictions. The Company and Executive intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

        6. Proprietary Rights.

                6.1. Disclosure of Executive's Knowledge. Executive shall make available to the Company at no cost to the Company all knowledge possessed by him relating to any methods, developments, inventions and/or improvements, whether patented, patentable or unpatentable, which concern in any way the Company Business, whether acquired by Executive before or during the term of employment, provided that nothing herein shall be construed as requiring any disclosure where any such method, development, invention and/or improvement is lawfully protected from disclosure as a trade secret of any third party or by any other lawful bar to such disclosure.

                6.2. Ownership of Patent Rights, Copyrights, and Trade Secrets. To the fullest extent permitted by Nevada law, Executive shall assign, and does hereby assign, to the Company all of Executive's right, title and interest in and to all inventions, improvements, developments, trade secrets, discoveries, computer software, tradenames and trademarks conceived, improved, developed, discovered or written by Executive, alone or in collaboration with others, during the term of this Agreement which relate in any manner to the Company Business, whether or not the same shall be conceived, improved, developed, discovered or written during customary working hours on the Company's premises. During the term of this Agreement, Executive shall promptly and fully disclose to the Company all matters within the scope of this Section 6.2, and shall, upon request of the Company, execute, acknowledge, deliver and file any and all documents necessary or useful to vest in the Company all of Executive's right, title and interest in and to all such matters. All expenses incurred in connection with the execution, acknowledgment, delivery and filing of any papers or documents within the scope of this Section 6.2 shall be borne by the Company. All matters within the scope of this Section 6.2 shall constitute trade secrets of the Company subject to the provisions of Section 5.2 of this Agreement, until such matters cease to be trade secrets by operation of law.


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        7. Termination.

                7.1. Death or Total Disability of Executive. If Executive dies or becomes totally disabled during the term of this Agreement, Executive's employment hereunder shall automatically terminate; provided, however, that in the event of Executive's death or total disability, Executive shall be entitled to receive the Base Salary which would have otherwise been paid to him, but for the death or total disability for a period of the lesser of six (6) months or
(ii) the remainder of the term of this Agreement. For these purposes, Executive shall be deemed totally disabled if Executive has, in fact, not fully discharged Executive's duties hereunder for a period of one hundred eighty (180) days due to a physical or mental incapacitation.

                7.2. Termination for Good Cause. Executive's employment hereunder may be terminated by the Company for "good cause." The term "good cause" is defined as any one or more of the following occurrences:

                        (a) Executive's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or would constitute a felony in the jurisdiction involved;

                        (b) Executive's conviction of the commission of an act of fraud, whether prior to or subsequent to the date hereof upon the Company;

                        (c) Executive's continuing repeated willful failure or refusal to perform Executive's duties as required by this Agreement;

                        (d) the failure of Executive to obtain and maintain any requisite license, permit or approval based on suitability from any state, county, or other governmental authority having jurisdiction over the gaming operations of the Company (the "Gaming Authorities") which would preclude Executive from carrying out his duties as set forth in this Agreement;

                        (e) Executive's breach of any other provision of this Agreement, provided that termination of Executive's employment pursuant to
Section 7.2(c) or this Section 7.2(f) shall not constitute valid termination for good cause unless Executive shall have first received written notice from the Board stating with specificity the nature of such breach and affording Executive fifteen (15) days to correct the breach alleged; provided, however, that if such breach cannot be cured within such fifteen (15) day period, Executive shall be afforded a reasonable time period thereafter to cure such breach provided that Executive commences the cure of such breach within the fifteen (15) day period and diligently proceeds to cure such breach to completion.

                7.3. Resignation of Executive. The Company shall have the right to terminate this Agreement and Executive's employment hereunder due to the voluntary resignation of Executive, provided that Executive shall deliver no less than sixty (60) days prior written notice of such resignation to the Board, which notice may be waived by the Board.

                7.4. Severance Compensation. Upon the occurrence of any of the events referred to in Sections 7.2 or 7.3 above, Executive (or Executive's heirs or representatives) shall be entitled to receive only such portion (if any) of the Base Salary as may theretofore have accrued but be


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unpaid on the date on which the termination shall take effect.

                7.5. Return of the Company's Property. If this Agreement is terminated, the Company shall have the right, at its option, to require Executive to vacate his offices prior to the effective date of termination and to cease all activities on the Company's behalf. Upon the termination of his employment in any manner, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company Business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company.

        8. Arbitration. Any claim or controversy arising out of or relating to this Agreement shall be settled by arbitration in Las Vegas, Nevada, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. There shall be three (3) arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two (2) arbitrators so chosen. Each party shall pay the fees of the arbitrator it selects and of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the third arbitrator, and all other fees and costs, shall be borne equally by the parties.

        9. General Relationship. Executive shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers' compensation, industrial accident, labor and taxes.

        10. Miscellaneous.

                10.1. Modification, Prior Claims. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements including, without limitation, prior employment agreements, between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

                10.2. Assignment. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, (i) to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company, and (ii) to any subsidiary or affiliate of the Company.

                10.3. Survival. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Executive's termination of employment with the Company and/or its affiliates.

                10.4. Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

                10.5. Waiver. The failure of either party hereto at any time to enforce performance


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by the other party of any provision of this Agreement shall in no way affect such party's rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

                10.6. Hiring At Will. Any continuance of Executive's employment by the Company after the term of this Agreement shall be deemed a hiring at will (unless such continuance is the subject of a new written agreement) and shall be subject to termination with or without cause by either party upon delivery of notice thereof.

                10.7. Section Headings. The headings of the several Sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

                10.8. Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by telex or telecopy or mailed first class, postage prepaid. by certified mail, return receipt requested, in all cases, addressed to:

          Company:                   Fitzgeralds Gaming Corporation
                                     301 Fremont Street
                                     Las Vegas, Nevada 89101
                                     Attn: Chairman, Compensation Committee
                                           of Board of Directors

          With a copy to:            Fitzgeralds Gaming Corporation
                                     301 Fremont Street
                                     Las Vegas, Nevada 89101
                                     Attn:  General Counsel

          Executive:                 Paul H. Manske
                                     c/o Fitzgeralds Gaming Corporation
                                     300 E. 2nd Street, 15th Floor
                                     Reno, Nevada 89501

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgment or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three (3) business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

                10.9. Severability. All Sections, clauses and covenants contained in this


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Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid Sections, clauses or covenants were not contained herein.

                10.10. Governing Law and Venue. This Agreement is to be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Subject to Section 8 of this Agreement, any suit brought hereon shall be brought in the state or federal courts sitting in Clark County, Nevada, the parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by Nevada law.

                10.11. Non-transferability of Interest. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Executive to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

                10.12. Attorneys' Fees. Subject to the provisions of Section 8 of this Agreement with respect to arbitration, if any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

                10.13. Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word "person" shall include any corporation, firm, partnership or other form of association.

                10.14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

                10.15. Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

                10.16. Approval of the Gaming Authorities. Notwithstanding anything contained in this Agreement, this Agreement and the terms and conditions contained herein shall be contingent upon receipt of all requisite approvals, if any, of the applicable Gaming Authorities.

                10.17. Board Action. Any Board action referenced in this Agreement shall be performed only with the affirmative vote of a majority of the disinterested members of the Board.


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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereinabove set forth.

COMPANY:

Fitzgeralds Gaming Corporation,             EMPLOYEE:
a Nevada corporation


By: /s/ PHILIP D. GRIFFITH                  Name: /s/ PAUL H. MANSKE
   --------------------------------              ------------------------------
   Name: Philip D. Griffith                      Paul H. Manske
   Title: Chairman, President & CEO

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